UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2013

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)
(516) 484-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On April 1, 2013, Pall Corporation (the “Registrant”) filed a Current Report on Form 8-K (the “Original Report”) reporting the appointment of Akhil Johri as Chief Financial Officer. In the Original Report, the Registrant inadvertently disclosed an incorrect value for Mr. Johri’s potential award of performance-based restricted stock units. The correct value is $825,000. This Form 8-K/A does not amend or modify the Original Filing in any other respects.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, Pall Corporation (the “Registrant”) announced that its Board of Directors will appoint Akhil Johri as the Registrant’s Chief Financial Officer, effective May 1, 2013. In connection with the announcement, Larry Kingsley will step down from his role as interim Chief Financial Officer; Mr. Kingsley will continue to serve as President and Chief Executive Officer of the Registrant.

Mr. Johri, 51, currently serves as Vice President of Finance and Chief Financial Officer of United Technologies Corporation’s (“United Technologies”) Propulsion and Aerospace Systems group. He has served in such role since November 2011. Prior to that, Mr. Johri has held various executive positions of increasing responsibilities during his 26-year tenure with United Technologies, most recently Vice President Financial Planning and Investor Relations from May 2009 to October 2011 and Vice President Investor Relations from April 2008 to April 2009.

Mr. Johri’s employment and related compensation arrangements are outlined in a letter agreement between the Registrant and Mr. Johri, effective as of March 27, 2013 (the “Letter Agreement”). As Chief Financial Officer, Mr. Johri’s annual base salary will be $550,000. He will be eligible to participate in the Registrant’s senior executive bonus plan with a bonus target of 80% of base salary and a maximum bonus percentage of 120% of base salary. He will receive a sign-on cash bonus of $300,000 which will be subject to recapture by the Registrant if Mr. Johri is terminated for “Cause” (as such term is defined in the Letter Agreement) within 24 months of his start date.

Mr. Johri will be eligible for annual long-term incentive awards under the Registrant’s 2012 Stock Compensation Plan (the “Stock Plan”) on the same basis and terms as other executive officers. He will receive an initial long term incentive award for fiscal year 2013 of $1,500,000 of which 50% will be allocated to restricted stock units (the “initial units”) and 50% will be allocated to stock options (the “initial options”). The initial units will vest on the fourth anniversary of Mr. Johri’s start date and will be payable upon vesting on a one-for-one basis with shares of the Registrant’s common stock. The initial options will have a seven year term, will vest in equal annual installments on the first four anniversaries of Mr. Johri’s start date and will have an exercise price per share equal to the fair market value of a share of Registrant’s common stock on the grant date.

Pursuant to the Letter Agreement, Mr. Johri will receive an inducement equity award of $3,000,000 under the Stock Plan with 50% of such award allocated to restricted stock units and 50% allocated to stock options. The award will not be subject to forfeiture in the event of an involuntary termination, except for Cause, and will vest on the same terms as the initial units and initial options. Mr. Johri will also be eligible to receive an award of performance-based restricted stock units of $825,000, subject to the terms of the Stock Plan and the Registrant’s customary executive award agreements.

If Mr. Johri’s employment is involuntarily terminated, he will be entitled, subject to his execution of a general release of claims against the Registrant, to a severance payment payable over 12 months in the aggregate amount equal to the sum of (i) one times his then annualized base salary, and (ii) one times his target bonus amount. If the involuntary termination occurs within 12 months after a change in control, Mr. Johri would be entitled to a severance payment payable over 24 months in the aggregate amount equal to the sum of (i) two times his then annualized base salary, and (ii) two times his target bonus amount.

Mr. Johri is eligible to participate in the Registrant’s employment benefit plans in accordance with their terms as may be amended, from time to time, in a manner commensurate with other senior executives, including but not limited to the Registrant’s Executive Defined Contribution Plan. His employment is at-will; there is no fixed term of employment.

The forgoing description of the terms of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement which is attached hereto as an exhibit and is incorporated herein by reference.

In connection with Mr. Johri’s employment as Chief Financial Officer, the Registrant issued a press release which is filed as Exhibit 99.1 hereto.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement dated March 17, 2013 between the Registrant and Akhil Johri
99.1	Press Release issued by the Registrant on April 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Roya Behnia
April 5, 2013	Roya Behnia
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Letter Agreement dated March 17, 2013 between the Registrant and Akhil Johri
99.1	Press Release issued by the Registrant on April 1, 2013